Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis of financial condition and results of operations begins on the following page

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(dollars in millions, except where noted)

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Blackstone Transaction and periods subsequent to the consummation of the Blackstone Transaction. The discussion and analysis of historical periods prior to the consummation of the Blackstone Transaction does not reflect the significant impact that the Blackstone Transaction had on us, including significantly increased leverage and liquidity requirements, new costs, as well as cost savings initiatives (and related costs) to be implemented in connection with the Blackstone Transaction. You should read the following discussion of our results of operations and financial condition with the “Selected Financial Data” and the audited consolidated financial statements appearing elsewhere in this Form 10-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Item 1A: Risk Factors” section of this Form 10-K. Actual results may differ materially from those contained in any forward-looking statements.

Information presented for the fiscal years ended December 27, 2009 and December 28, 2008 is derived from our audited consolidated financial statements for those periods. Information presented for the fiscal year 2007 was derived from the combination of the audited 39 weeks ended December 30, 2007 and the audited 13 weeks ended April 2, 2007, immediately prior to the consummation of the Blackstone Transaction. This combination represents what we believe is the most meaningful basis for comparison of the fiscal year ended December 27, 2009, December 28, 2008 and the 52 weeks ended December 30, 2007, although the presentation of the 52-week period ended December 30, 2007 is not in accordance with GAAP. We believe that these are the most meaningful bases for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under the Predecessor as they are under the Successor. Also, the results for the fiscal year ended December 27, 2009 include the results of operations of Birds Eye Foods, Inc. from the date of acquisition on December 23, 2009.

Where the context so requires, we use the term “Predecessor” to refer to the historical financial results and operations of PFG LLC and its subsidiaries prior to the consummation of the Blackstone Transaction described herein and the term “Successor” to refer to the historical financial results and operations of PFF and its subsidiaries after the consummation of the Blackstone Transaction described herein.

Overview

On December 23, 2009, we acquired all of the common stock of Birds Eye Foods, Inc. (“Birds Eye”) or (the “Birds Eye Acquisition”). Birds Eye’s product offering includes an expanding platform of healthy, high-quality frozen vegetables and frozen meals and a portfolio of primarily branded dry foods which are well-aligned with our existing Duncan Hines Grocery segment. Frozen food products are marketed under the Birds Eye brand name, which holds the #1 market share in frozen vegetables and the #1 market share in the family-oriented sub-segment of complete bagged meals. Birds Eye markets traditional boxed and bagged frozen vegetables, as well as steamed vegetables using innovative steam-in-packaging technology, under the Birds Eye and Birds Eye Steamfresh brands. Birds Eye’s complete bagged meals, marketed primarily under the family-oriented Birds Eye Voila! brand, offer consumers value-added meal solutions that include a protein, starch, and vegetables in one convenient package. Birds Eye’s branded dry food products hold leading market share positions in their core geographic markets, and include Comstock and Wilderness fruit pie fillings and toppings, Brooks and Nalley chili and chili ingredients, and snack foods by Tim’s Cascade and Snyder of Berlin.

We are a leading manufacturer, marketer and distributor of high quality, branded convenience food products. In the first quarter of 2010, we implemented a reorganization of the Company’s products into three operating segments: (i) Birds Eye Frozen, (ii) Duncan Hines Grocery and (iii) Specialty Foods. Our United States retail frozen vegetables (Birds Eye®), single-serve frozen dinners and entrées (Hungry-Man®, Swanson®), multi-serve frozen dinners and entrées (Birds Eye Voila!®), frozen seafood (Van de Kamp’s®, Mrs. Paul’s®), frozen breakfast (Aunt Jemima®), bagels (Lender’s®), and frozen pizza (Celeste®) are reported in the Birds Eye Frozen segment. Our baking mixes and frostings (Duncan Hines®), shelf-stable pickles, peppers and relish (Vlasic®), barbeque sauces (Open Pit®), pie fillings (Comstock®, Wilderness®), syrups (Mrs. Butterworth’s® and Log Cabin®), salad dressing (Bernstein’s®), canned meat (Armour®, Nalley®, Brooks®) and all Canadian Operations are reported in the Duncan Hines Grocery segment. The Specialty Foods segment consists of snack products (Tim’s Cascade® and Snyder of Berlin®) and our food service and private label businesses. Prior period amounts have been reclassified for consistent presentation.

As previously disclosed on a Form 8-K, on July 13, 2009, we issued a press release announcing that Jeffrey P. Ansell left his position as Chief Executive Officer and as a Director of the Company to pursue other interests, effective July 10, 2009. The press release also announced that Robert J. Gamgort has been appointed as Chief Executive Officer and a Director, commencing on July 13, 2009. As a result of the change, we recorded a provision for severance in the amount of $2.4 million in Administrative expenses in the Consolidated Statements of Operations for the fiscal year ended December 27, 2009.

We also announced that, effective July 13, 2009, Roger K. Deromedi, who served as our Executive Chairman of the Board of Directors, will become Non-Executive Chairman.

Business Drivers and Measures

In operating our business and monitoring its performance, we pay attention to trends in the food manufacturing industry and a number of performance measures and operational factors. This discussion includes forward-looking statements that are based on our current expectations.

Industry Factors

Our industry is characterized by the following general trends:

•

Industry Growth. Growth in our industry is driven primarily by population and modest product selling price increases; however, price increases which accelerated in 2008 were offset by increased commodity costs. Incremental growth is principally driven by product, packaging and process innovation.

•

Competition. The food products business is competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service and the ability to identify and satisfy emerging consumer preferences. In order to maintain and grow our business, we must be able to react to these competitive pressures.

•

Consumer Tastes and Trends. Consumer trends, such as changing health trends and focus on convenience and products tailored for busy lifestyles, present both opportunities and challenges for our business. In order to maintain and grow our business, we must react to these trends by offering products that respond to evolving consumer needs. In the current economic climate, consumer behavior has shifted toward an increase in food consumption at home. Additionally, consumers are looking for value alternatives, which have caused a shifting from traditional retail grocery to mass merchandisers and the value channel.

•

Customer Consolidation. In recent years, our industry had been characterized by consolidation in the retail grocery and food service industries, with mass merchandisers gaining market share. This trend could increase customer concentration within the industry.

Revenue Factors

Our net sales are driven principally by the following factors:

•	Shipments, which change as a function of changes in volume and in price; and

•	the costs that we deduct from shipments to reach net sales, which consist of:

•	Trade marketing expenses, which include the cost of temporary price reductions (“on sale” prices), promotional displays and advertising space in store circulars.

•

Slotting expenses, which are the costs of having certain retailers stock a new product, including amounts retailers charge for updating their warehousing systems, allocating shelf space and in-store systems set-up, among other things.

•	Consumer coupon redemption expenses, which are costs from the redemption of coupons we circulate as part of our marketing efforts.

We give detailed information on these factors below under “—Results of Operations.”

Cost Factors

Our important costs include the following:

•

Raw materials, such as sugar, cucumbers, broccoli, corn, peas, green beans, flour (wheat), poultry, seafood, vegetable oils, shortening, meat and corn syrup, among others, are available from numerous independent suppliers but are subject to price fluctuations due to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions and insects, among others. We experienced a significant increase in inflation in 2008, particularly in wheat, corn and edible oils.

•

Packaging costs. Our broad array of products entails significant costs for packaging and is subject to fluctuations in the price of aluminum, glass jars, plastic trays, corrugated fiberboard, and plastic packaging materials.

•

Freight and distribution. We use a combination of common carriers and inter-modal rail to transport our products from our manufacturing facilities to distribution centers and to deliver products to retailers from both those centers and directly from our manufacturing plants. Our freight and distribution costs are influenced by fuel costs.

•

Advertising and other marketing expenses. We record expenses related to advertising and other consumer and trade-oriented marketing programs under “Marketing and selling expenses” in our consolidated financial statements. A key strategy is to continue to invest in marketing that builds our iconic brands, and in 2009 we increased marketing spending versus 2008.

We give detailed information on these factors below under “—Results of Operations.”

Working Capital

Our working capital is primarily driven by accounts receivable and inventories, which fluctuate throughout the year due to seasonality in both sales and production, as described below in “—Seasonality.” We will continue to focus on reducing our working capital requirements while simultaneously maintaining our customer service levels and production needs. We have historically relied on internally generated cash flows and temporary borrowings under our revolving credit facility to satisfy our working capital requirements.

Other Factors

Other factors that have influenced our results of operations and may do so in the future include:

•

Interest Expense. As a result of the Blackstone Transaction and Birds Eye Acquisition, we have significant indebtedness. Although we expect to reduce our leverage over time, we expect interest expense to continue to be a significant component of our expenses. See “Liquidity and Capital Resources.”

•

Cash Taxes. We have significant tax-deductible intangible asset amortization and federal and state net operating losses, which resulted in minimal federal and state cash taxes in recent years. We expect to continue to realize significant reductions in federal and state cash taxes in the future attributable to amortization of intangible assets and realization of net operating losses.

•

Acquisitions and Consolidations. We believe we have the expertise to identify and integrate value-enhancing acquisitions to further grow our business. In recent years we have successfully integrated acquisitions. We have, however, incurred significant costs in connection with integrating these businesses and streamlining our operations.

•

Impairment of Goodwill and Long-Lived Assets. We test our goodwill and intangible assets annually or more frequently (if necessary) for impairment and have recorded impairment charges in recent years as well as 2009. The value of goodwill and intangibles from the allocation of purchase price from the Blackstone Transaction and Birds Eye Acquisition is derived from our business operating plans at that time and is therefore susceptible to an adverse change that could require an impairment charge.

We give detailed information on these factors below under “—Results of Operations.”

Seasonality

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including seafood, frozen vegetables, and complete bagged meals tend to be marginally higher during the winter months. Sales of pickles, relishes, barbecue sauces, potato chips and salad dressings tend to be higher in the spring and summer months, and demand for Duncan Hines products, Birds Eye vegetables and our fruit fillings tend to be higher around the Easter, Thanksgiving, and Christmas holidays. We pack the majority of our pickles during a season extending from May through September, and also increase our Duncan Hines inventories at that time, in advance of the selling season. Since many of the raw materials we processes under the Birds Eye brand are agricultural crops, production of these products is predominantly seasonal, occurring during and immediately following the purchase of such crops. As a result, our inventory levels tend to be higher during August, September, and October, and thus we require more working capital during these months. We are a seasonal net user of cash in the third quarter of the calendar year.

Recent Transactions

On February 10, 2007, Crunch Holding Corp. (“Crunch Holding”), our parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC (“Peak Holdings”), a Delaware limited liability company controlled by affiliates of The Blackstone Group, Peak Acquisition Corp (“Peak Acquisition”), a wholly-owned subsidiary of Peak Holdings, and Peak Finance LLC, providing for the acquisition of Crunch Holding. Under the terms of Agreement and Plan of Merger, the purchase price for Crunch Holding was $2,162.5 million in cash plus an amount equal to the aggregate exercise prices of vested options less the amount of indebtedness of Crunch Holding and its subsidiaries outstanding immediately prior to the closing and certain transaction costs, subject to purchase price adjustments based on the amount of our working capital and indebtedness as of the closing. At the closing, on April 2, 2007, Peak Acquisition merged with and into Crunch Holding, with Crunch Holding as the surviving corporation (the “Merger”), and Peak Finance LLC merged with and into Pinnacle Foods Finance LLC, with Pinnacle Foods Finance LLC as the surviving entity. As a result of the Merger, Crunch Holding became a wholly owned subsidiary of Peak Holdings. In connection with the Merger, we repaid the indebtedness under the Predecessor’s senior secured credit facilities, repurchased the Predecessor’s outstanding 8.25% senior subordinated notes due 2013 pursuant to a tender offer and consent solicitation and paid related fees and expenses.

On December 23, 2009, Pinnacle Foods Group LLC acquired the common stock of Birds Eye Foods, Inc. (the “Birds Eye Acquisition”) for $1.34 billion. In connection with the acquisition, Pinnacle purchased all of the issued and outstanding capital stock of Birds Eye Foods, Inc. from Holdings for a purchase price of $670.0 million in cash. In accordance with the Stock Purchase Agreement, Pinnacle funded approximately $670.4 million to pay off Birds Eye Foods Inc.’s remaining indebtedness and other obligations. Birds Eye Foods, Inc., along with its subsidiaries, is now a direct, wholly-owned subsidiary of Pinnacle.

Plant Consolidation

Omaha, Nebraska Production Facility

On April 7, 2004, PFGI made and announced its decision to permanently close our Omaha, Nebraska production facility, as part of its plan of consolidating and streamlining production activities after the Aurora Merger. Production from the Omaha plant, which manufactured Swanson frozen entree retail products and frozen foodservice products, ceased in December 2004 and has been relocated to the Fayetteville, Arkansas and Jackson, Tennessee production facilities.

Activities related to the closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions. From the announcement in April 2004 through the second quarter of 2007, PFGI recorded restructuring charges totaling $19.6 million, pertaining to its decision to permanently close the Omaha, Nebraska production facility. The charges incurred have been included in Other expense (income), net line in the Consolidated Statements of Operations. All such charges are reported under the Birds Eye Frozen segment. During the second quarter of 2007, the plant and remaining assets were sold for $2.2 million.

Impairment of Goodwill and Other Long-Lived Assets

In fiscal 2007, we experienced declines in net sales of our Open Pit branded products. Upon reassessing the long-term growth rates of the brand, we recorded an impairment of the tradename asset in the amount of $1.2 million. The charge is recorded in the Other expense (income), net line in the Consolidated Statements of Operations and is reported in the Duncan Hines Grocery segment.

In 2008, the Company recorded impairment charges for its Van de Kamp’s ($8.0 million), Mrs. Paul’s ($5.6 million), Lenders ($0.9 million) and Open Pit tradenames ($0.6 million). The charges are the result of the Company reassessing the long-term growth rates for its branded products. The charges are recorded in the Other expense (income), net line on the Consolidated Statements of Operations and are reported in the Duncan Hines Grocery ($0.6 million) and Birds Eye Frozen ($14.5 million) segments.

In fiscal 2009, we experienced declines in net sales of our Swanson branded products. Upon reassessing the long-term growth rates of the brand, we recorded an impairment charge of the tradename asset in the amount of $1.3 million. The charge is recorded in the Other expense (income), net line in the Consolidated Statements of Operations and is reported in the Birds Eye Frozen segment.

Items Affecting Comparability

During fiscal 2007, our earnings (loss) before interest and taxes were impacted by certain items. These items included:

•

On April 2, 2007, immediately prior to the consummation of the Blackstone Transaction, we incurred $49.1 million of merger-related costs relating to the Blackstone Transaction, which are recorded in the Other expense (income), net line of the Consolidated Statements of Operations. The costs included $35.5 million related to the cash tender offer for the Predecessor’s 8.25% senior subordinated notes, $12.9 million related to the termination of certain of the Predecessor’s contracts, and $0.7 million related to payroll taxes.

•

Also on April 2, 2007, immediately prior to the consummation of the Blackstone Transaction, all of the Predecessor’s outstanding stock options vested, and we exercised our option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to our Stock Option Plan. As a result, we incurred a charge of $8.4 million for stock compensation expense.

•	In fiscal 2007, we recorded a charge of $40.2 million related to the flow through of the increase in the fair market value of inventories acquired in the Blackstone Transaction.

•

In December 2007, we recorded a reduction to cost of products sold of $9.0 million related to the renegotiation of the Ft. Madison labor contract. Post retirement medical benefits (“OPEB”) are no longer granted as part of the contract; thus we no longer had this post-retirement liability.

•

In December 2007, the Company repurchased a total of $51.0 million of our 10.625% Senior Subordinated Notes at a discount price of $44.2 million. The gain was $5.7 million and is recorded in the Other expense (income), net line of the Consolidated Statements of Operations.

•	In December 2007, we recorded an impairment charge on our Open Pit tradename. The charge was the result of declines in sales of the Open Pit branded products.

During fiscal 2008, our earnings (loss) before interest and taxes were impacted by certain items. These items included:

•

In April of 2008, the Company settled a lawsuit with R2 Top Hat, Ltd., relating to its claim against Aurora Foods Inc., which merged with the Company in March 2004. Under the settlement, the Company paid R2 Top Hat, Ltd. $10 million in full payment of the excess leverage fees related to the Aurora prepetition bank facility, all related interest and all other out-of-pocket costs. After this settlement, there are no remaining contingencies related to the excess leverage fees under the Aurora prepetition bank facility. Accordingly, the remaining $10.0 million accrued liability assumed in the merger with Aurora and recorded at fair value of $20.1 million in the purchase price allocation for the Blackstone Transaction was reduced to $0 and the related credit, net of related expenses, was recorded in Other expense (income), net in the Consolidated Statements of Operations.

•

In December 2008, the Company recorded impairment charges for its Van de Kamp’s ($8.0 million), Mrs. Paul’s ($5.6 million), Lenders ($0.9 million) and Open Pit tradenames ($0.6 million). The charges are the result of the Company reassessing the long-term growth rates for its branded products and are recorded in Other expense (income), net in the Consolidated Statements of Operations.

During fiscal 2009, our earnings (loss) before interest and taxes were impacted by certain items. These items included:

•

In July of 2009, Jeffrey P. Ansell left his position as Chief Executive Officer and as a Director of the Company to pursue other interests, effective July 10, 2009. As a result of the change, we recorded a provision for severance in the amount of $2.4 million in Administrative expenses in the Consolidated Statements of Operations.

•

In December 2009, the Company recorded an impairment charge of $1.3 million for its Swanson tradename. The charge is the result of the Company’s reassessment of the long-term growth rates for its branded products and is recorded in Other expense (income), net in the Consolidated Statements of Operations.

•

In December 2009, in connection with the Birds Eye Foods Acquisition, the Company incurred merger related cost of $24.1 million. These costs include $19.3 million in merger, acquisition and advisory fees, $4.0 million in legal, accounting and other professional fees and $0.8 million in other costs. The costs are recorded in Other expense (income), net in the Consolidated Statements of Operations.

In addition, during fiscal 2009, our net earnings were impacted by:

•

We recorded a $315.6 million benefit to income taxes related to the reversal of the valuation allowance, as we concluded that it is more likely than not that certain of our US deferred tax assets will be recognized in future years. Prior to the realization of these deferred tax assets we maintained a full valuation allowance against net deferred tax assets excluding indefinite lived intangible assets.

Results of Operations

The discussion below for each of the comparative periods is based upon net sales. We determine net sales in accordance with generally accepted accounting principles, or “GAAP”. We calculate our net sales by deducting trade marketing, slotting and consumer coupon redemption expenses from shipments. “Shipments” means gross sales less cash discounts, returns and “non-marketing” allowances. We calculate gross sales by multiplying the published list price of each product by the number of units of that product sold.

The discussion below for the 52 weeks ended December 30, 2007 is based on the combination of the Predecessor’s consolidated financial results for the 13 weeks ended April 2, 2007 and the Successor’s consolidated financial results for the 39 weeks ended December 30, 2007. This combination represents what we believe is the most meaningful basis for comparison of fiscal 2008 with the corresponding period of fiscal 2007, although the combination is not in accordance with GAAP. We believe that this is the most meaningful basis for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under the Predecessor as they are under Successor.

Shipments is a non-GAAP financial measure. We include it in our management’s discussion and analysis because we believe that it is a relevant financial performance indicator for our Company as it measures the increase or decrease in our revenues caused by shipping more or less physical case volume multiplied by our published list prices. It is also a measure used by our management to evaluate our revenue performance. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Using only this non-GAAP financial measure to analyze our performance would have material limitations because the calculation is based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. Management compensates for these limitations by presenting both the GAAP and non-GAAP measures of these results.

The following table reconciles shipments to net sales for the Birds Eye Frozen Segment, the Duncan Hines Grocery Segment, the Specialty Foods Segment and the total company for the for fiscal 2009, fiscal 2008, and fiscal 2007.

For the fiscal year ended:

	Birds Eye Frozen Segment
	Fiscal 2009	Fiscal 2008	Fiscal 2007
Shipments	$662.0	$635.8	$651.4
Less: Aggregate trade marketing and consumer coupon redemption expenses	185.5	171.6	177.0
Less: Slotting expense	3.2	6.7	10.0

Net sales	$473.3	$457.5	$464.4

	Duncan Hines Grocery Segment
	Fiscal 2009	Fiscal 2008	Fiscal 2007
Shipments	$1,152.1	$1,077.3	$1,070.3
Less: Aggregate trade marketing and consumer coupon redemption expenses	290.1	269.4	285.7
Less: Slotting expense	7.2	3.9	6.2

Net sales	$854.8	$804.0	$778.4

	Specialty Foods Segment
	Fiscal 2009	Fiscal 2008	Fiscal 2007
Shipments	$342.8	$317.4	$292.7
Less: Aggregate trade marketing and consumer coupon redemption expenses	27.9	22.5	21.0
Less: Slotting expense	—	—	—

Net sales	$314.9	$294.9	$271.7

	Total
	Fiscal 2009	Fiscal 2008	Fiscal 2007
Shipments	$2,156.9	$2,030.5	$2,014.4
Less: Aggregate trade marketing and consumer coupon redemption expenses	503.5	463.5	483.7
Less: Slotting expense	10.4	10.6	16.2

Net sales	$1,643.0	$1,556.4	$1,514.5

Consolidated Statements of Operations

The following tables set forth statement of operations data expressed in dollars and as a percentage of net sales. In accordance with GAAP, the results for fiscal 2009 only include the results of operations of the Birds Eye business from the date of the acquisition, December 23, 2009, through December 27, 2009, the end of the fiscal year.

	Fiscal 2009		Fiscal 2008		Combined Fiscal 2007
Net sales	$1,643.0	100.0%	$1,556.4	100.0%	$1,514.5	100.0%
Cost of products sold	1,263.7	76.9%	1,217.9	78.3%	1,188.5	78.5%

Gross profit	379.3	23.1%	338.5	21.7%	326.0	21.5%

Operating expenses
Marketing and selling expenses	123.8	7.5%	111.4	7.2%	122.4	8.1%
Administrative expenses	62.7	3.8%	47.8	3.1%	58.4	3.9%
Research and development expenses	4.6	0.3%	3.5	0.2%	4.4	0.3%
Other expense (income), net	42.2	2.6%	24.4	1.6%	63.1	4.2%

Total operating expenses	233.3	14.2%	187.1	12.0%	248.3	16.4%

Earnings before interest and taxes	$146.0	8.9%	$151.4	9.7%	$77.7	5.1%

	Fiscal 2009	Fiscal 2008	Combined Fiscal 2007
Net sales:
Birds Eye Frozen Segment	$473.3	$457.5	$464.4
Duncan Hines Grocery Segment	854.8	804.0	778.4
Specialty Foods Segment	314.9	294.9	271.7

Total	$1,643.0	$1,556.4	$1,514.5

Earnings (loss) before interest and taxes
Birds Eye Frozen Segment	$38.7	$20.9	$41.2
Duncan Hines Grocery Segment	145.9	135.6	99.7
Specialty Foods Segment	6.7	(2.0)	(1.6)
Unallocated corporate expenses	(45.3)	(3.1)	(61.6)

Total	$146.0	$151.4	$77.7

Depreciation and amortization
Birds Eye Frozen Segment	$22.8	$20.1	$17.7
Duncan Hines Grocery Segment	22.7	22.2	19.2
Specialty Foods Segment	20.0	20.2	18.9

Total	$65.5	$62.5	$55.8

Fiscal year ended December 27, 2009 (52 weeks) compared to fiscal year ended December 28, 2008 (52 weeks)

Net sales. Shipments in the twelve months ended December 27, 2009 were $2,156.8 million, an increase of $126.3 million, compared to shipments in the twelve months ended December 28, 2008 of $2,030.5 million. The acquisition of Birds Eye Foods, Inc. resulted in $3.6 million of increased shipments, which covered the five day period December 23, 2009 to December 27, 2009. All other businesses increased $122.7 million, which includes a 4.1% weighted average selling price increase. Net sales in the twelve months ended December 27, 2009 were $1,643.0 million, an increase of $86.6 million, compared to net sales in the twelve months ended December 28, 2008 of $1,556.4 million. The acquisition of Birds Eye Foods, Inc. resulted in $3.0 million of increased net sales. Net sales for all other businesses increased $83.6 million, the result of an increase in shipments of $122.7 million and a $39.1 million increase in aggregate trade marketing and consumer coupon redemption expenses. The 4.1% weighted average selling price increase combined with the higher rate of trade marketing and consumer coupon redemption expenses results in an effective 3.4% weighted average net selling price increase. The stronger U.S. dollar versus the Canadian dollar reduced net sales by 0.3%.

Birds Eye Frozen Segment: Shipments in the twelve months ended December 27, 2009 were $662.0 million, an increase of $26.2 million. The $26.2 million increase in shipments is inclusive of a 2.9% weighted average selling price increase. The change was mainly driven by an increase in sales in our seafood business. Aggregate trade and consumer coupon redemption expenses and slotting expenses increased $10.4 million in the twelve months ended December 27, 2009. As a result, net sales increased $15.8 million, or 3.5% for the year ended December 27, 2009. The 2.9% weighted average selling price increase combined with the higher rate of trade marketing and consumer coupon redemption expenses resulted in an effective 2.2% weighted average net selling price increase.

Duncan Hines Grocery Segment: Shipments in the twelve months ended December 27, 2009 were $1,152.1 million, an increase of $74.8 million. The increase was due to increases in sales by our Duncan Hines and Vlasic businesses. The $74.8 million increase in shipments includes a 4.1% weighted average selling price increase. Aggregate trade marketing and consumer coupon redemption expenses and slotting expenses increased $24.0 million. As a result, net sales increased $50.8 million, or 6.3%, for the twelve months ended December 27, 2009. The 4.1% weighted average selling price increase combined with the higher rate of trade marketing and consumer coupon redemption expenses and slotting expenses resulted in an effective 3.5% weighted average net selling price increase.

Specialty Foods Segment: Shipments in the twelve months ended December 27, 2009 were $342.8 million, an increase of $25.4 million. The increase was due to increases in sales of private label canned meat and pickles and frozen foodservice products. The $25.4 million increase in shipments includes a 6.7% weighted average selling price increase. Aggregate trade marketing and consumer coupon redemption expenses increased $5.4 million. As a result, net sales increased $20.0 million, or 6.8%, for the twelve months ended December 27, 2009. The 6.7% weighted average selling price increase combined with the higher rate of trade marketing and consumer coupon redemption expenses and slotting expenses resulted in an effective 5.5% weighted average net selling price increase.

Gross profit. Gross profit was $379.3 million, or 23.1% of net sales in the twelve months ended December 27, 2009, versus gross profit of $338.5 million, or 21.7% of net sales in the twelve months ended December 28, 2008. The post acquisition operations of Birds Eye Foods, Inc. resulted in $0.5 million of gross profit. Included in the gross profit of Birds Eye Foods, Inc. was a $0.5 million charge related to the sales of inventories written up to fair value at the date of the acquisition. For the remaining businesses, gross profit for the twelve months ending December 27, 2009 was $378.8 million, or 23.1% of net sales, a 1.4% percentage point increase versus the remaining businesses gross profit for the twelve months ending December 28, 2008 of $338.5 million, or 21.7% of net sales. The principal driver of the increased gross profit as a percent of net sales rate was reduced freight and distribution expenses accounting for a 1.5 percentage point improvement. In addition, selling price increases in excess of raw material commodity cost (principally wheat, corn, edible oils, and to a lesser extent, dairy) and conversion cost increases, improved gross margin by 0.4 percentage points. Partially offsetting these improvements was the impact of the higher rate of aggregate trade marketing and consumer coupon redemption expenses which reduced the gross profit percentage in 2009 by 0.5 percentage points.

Marketing and selling expenses. Marketing and selling expenses were $123.8 million, or 7.5% of net sales, in the twelve months ended December 27, 2009 compared to $111.4 million, or 7.2% of net sales, in the twelve months ended December 28, 2008. The acquisition of Birds Eye Foods, Inc. contributed $0.3 million of the increase for the year ended December 27, 2009. The remaining change was due to higher advertising expense of $5.3 million, primarily in our seafood and Duncan Hines businesses, higher management incentive and equity related compensation accruals, and increased market research expense.

Administrative expenses. Administrative expenses were $62.7 million, or 3.8% of net sales, in the twelve months ended December 27, 2009 compared to $47.8 million, or 3.1% of net sales, in the twelve months ended December 28, 2008. The acquisition of Birds Eye Foods, Inc. contributed $0.5 million of the increase for the year ended December 27, 2009. The balance of the increase was principally related to higher management incentive and equity related compensation accruals, higher severance and recruiting provisions, principally related to the change in the CEO, and spending on additional capabilities, both in terms of headcount and outside services.

Research and development expenses. Research and development expenses were $4.6 million, or 0.3% of net sales, in the twelve months ended December 27, 2009 compared with $3.5 million, or 0.2% of net sales, in the twelve months ended December 28, 2008.

Other expense (income), net. The following table shows other expense (income), net:

	Twelve Months Ended
	December 27, 2009	December 28, 2008
	In Thousands
Other expense (income), net consists of:
Amortization of intangibles/other assets	$16,824	$19,245
Restructuring and impairment charges	1,300	15,100
Birds Eye Acquisition transaction costs	24,090	—
Gain on litigation settlement	—	(9,988)
Royalty expense (income), net and other, net	—	6

Total other expense (income), net	$42,214	$24,363

For the year ended December 27, 2009, transaction costs associated with the acquisition of Birds Eye Foods, Inc. totaled $24.1 million, consisting of $19.3 million in merger, acquisition and advisory fees, $4.0 million in legal, accounting and other professional fees and $0.8 million in other costs. For the year ended December 27, 2009, impairment charges totaled $1.3 million, related to a trade name impairment charge on our Swanson brand. For the year ended December 28, 2008, trade name impairment charges totaled $15.1 million, consisting of $8.0 million on our Van de Kamp brand, $5.6 million on our Mrs. Paul’s brand, $0.9 million on our Lenders brand, and $0.6 million on our Open Pit brand. Amortization was $16.8 million in the year ended December 27, 2009 as compared to $19.2 million in the year ended December 28, 2008. In the year ended December 28, 2008, we recorded the impact of the final settlement of litigation related to excess leverage fees incurred by Aurora under its credit agreement prior to its acquisition by us in 2004, resulting in a reduction of the accrued liability and a gain on litigation settlement of $10.0 million.

Earnings before interest and taxes. Earnings before interest and taxes (EBIT) decreased $5.4 million to $146.0 million in the twelve months ended December 27, 2009 from $151.4 million in EBIT in the twelve months ended December 28, 2008. This decrease in EBIT resulted from a $42.2 million increase in unallocated corporate expenses partially offset by a $17.8 million increase in Birds Eye Frozen Segment EBIT, a $10.3 million increase in Duncan Hines Grocery Segment EBIT and a $8.7 increase in Specialty Foods Segment EBIT. Unallocated corporate expenses increased due to the transaction costs associated with the acquisition of Birds Eye Foods, Inc. of $24.1 million in fiscal 2009, the $10.0 million gain on litigation settlement in fiscal 2008 as described in other expense (income) above, and in 2009, higher management incentive and equity related compensation accruals, and higher severance and recruiting provisions, principally related to the change in the CEO.

Birds Eye Frozen Segment: EBIT increased by $17.8 million in the twelve months ended December 27, 2009, to $38.7 million from $20.9 million in the twelve months ended December 28, 2008. For the year ended December 27, 2009, impairment charges totaled $1.3 million, related to a trade name impairment charge on our Swanson brand. For the year ended December 28, 2008, trade name impairment charges totaled $14.5 million, consisting of $8.0 million on our Van de Kamp brand, $5.6 million on our Mrs. Paul’s brand, and $0.9 million on our Lenders brand. The balance of the EBIT increased $4.6 million and was principally driven by a 3.5% increase in net sales, which includes an effective 2.2% weighted average net selling price increase on some of our brands, and reduced freight and distribution expenses, partially offset by increased overhead expense related to higher management incentive and equity related compensation accruals and higher advertising expense

Duncan Hines Grocery Segment: EBIT increased $10.3 million in the twelve months ended December 27, 2009, to $145.9 million from $135.6 million in the twelve months ended December 28, 2008. The year ended December 28, 2008 included a tradename impairment charge of $0.6 million related to our Open Pit brand. The balance of the EBIT increased $9.7 million and was principally driven a 6.3% increase in net sales, which includes an effective 3.5% weighted average net selling price increase on some of our products. Additionally, reduced freight and distribution expenses and lower consumer promotion expense contributed to the EBIT increase. These improvements were partially offset by higher overhead expense, principally related to higher management incentive and equity related compensation accruals

Specialty Foods Segment: EBIT was $6.7 million in the twelve months ended December 27, 2009, an increase of $8.7 million from the loss of ($2.0) million in the twelve months ended December 28, 2008. The improved profitability was the result of management’s strategy to increase net selling prices which increased by 5.5% and eliminating low margin SKUs. Profitability was also impacted by lower input costs.

Interest expense, net. Interest expense, net was $121.1 million in the twelve months ended December 27, 2009, compared to $153.0 million in the twelve months ended December 28, 2008.

Included in interest expense, net, was $4.4 million and $1.3 million for the twelve months ended December 27, 2009 and the twelve months ended December 28, 2008 respectively, for the amortization of the cumulative mark to market adjustment for an interest rate swap that was de-designated for swap accounting in the fourth quarter of 2008 and subsequently terminated. The counterparty to the interest rate swap was Lehman Brothers Special Financing (LBSF), a subsidiary of Lehman Brothers, and the hedge was de-designated for swap accounting at the time of LBSF’s bankruptcy filing. At the time of de-designation, the cumulative mark to market adjustment was $11.5 million. As of December 27, 2009, the remaining unamortized balance is $5.9 million. In addition, in the twelve months ended December 28, 2008 interest expense includes a mark to market adjustment of $5.5 million for the period from the de-designation date of October 3, 2008 to the date we terminated the interest rate hedges on October 24, 2008.

Excluding the impact of the items in the previous paragraph, the decrease in interest expense, net, was $29.5 million, of which $34.2 million was attributable to lower interest rates on our bank borrowings, and $0.1 million of the decline was attributed to lower average bank debt levels, partially offset by $5.5 million of amortization of the bridge financing costs related to the Birds Eye Acquisition, $0.3 million of higher bond debt levels, $0.2 million in lower interest income, and $0.8 million of other items.

Also, included in the interest expense, net, amount was $14.2 million and $16.2 million for the twelve months ended December 27, 2009 and the twelve months ended December 28, 2008 respectively, recorded from losses on interest rate swap agreements, a net change of $2.0 million. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements are recorded as an adjustment to interest expense.

Provision for income taxes. The effective tax rate was (1,116.3%) in the twelve months ended December 27, 2009, compared to (1,749.9%) in the twelve months ended December 28, 2008. The effective rate difference is primarily due to the change in the valuation allowance for the twelve-month period. We recorded a benefit of $315.6 million related to the reversal of the valuation allowance as we concluded that it is more likely than not that certain of our US deferred tax assets will be recognized in future years. Prior to the realization of these deferred tax assets the Company maintained a full valuation allowance against net deferred tax assets excluding indefinite lived intangible assets. Deferred tax liabilities were recognized for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets.

Under Internal Revenue Code Section 382, the Company is a loss corporation. Section 382 of the Code places limitations on our ability to use Aurora’s net operating loss carry-forward to offset our income. The annual net operating loss limitation is approximately $14 to 18 million subject to other rules and restrictions. Our net operating loss carryovers and certain other tax attributes may not be utilized to offset Birds Eye income from recognized built in gains pursuant to Section 384 of the Code. See Note 13 to the consolidated financial statements.

Fiscal year ended December 28, 2008 (52 weeks) compared to fiscal year ended December 30, 2007 (52 weeks)

Net sales. Shipments in the twelve months ended December 28, 2008 were $2,030.5 million, an increase of $16.1 million, compared to shipments in the twelve months ended December 30, 2007 of $2,014.4 million. The $16.1 million increase in shipments includes a 3.5% weighted average selling price increase. Net sales in the twelve months ended December 28, 2008 were $1,556.4 million, an increase of $41.9 million, compared to net sales in the twelve months ended December 30, 2007 of $1,514.5 million. The increase in net sales was the result of an increase in shipments of $16.1 million and a $25.8 million decrease in aggregate trade marketing and consumer coupon redemption expenses and slotting expenses. The 3.5% weighted average selling price increase combined with the lower rate of trade marketing and consumer coupon redemption expenses and slotting expenses results in an effective 5.5% weighted average net selling price increase.

Birds Eye Frozen Segment: Shipments in the twelve months ended December 28, 2008 were $635.8 million, a decrease of $15.6 million. The $15.6 million decrease in shipments is net of a 2.8% weighted average selling price increase. The change was mainly driven by declines in sales by our seafood and Hungry-Man businesses. Aggregate trade and consumer coupon redemption expenses decreased $8.7 million in the twelve months ended December 28, 2008. As a result, net sales decreased $6.9 million, again principally resulting from the seafood and Hungry-Man businesses. The 2.8% weighted average selling price increase combined with the lower rate of trade marketing and consumer coupon redemption expenses and slotting expenses resulted in an effective 3.7% weighted average net selling price increase.

Duncan Hines Grocery Segment: Shipments in the twelve months ended December 28, 2008 were $1,077.3 million, an increase of $7.0 million. The $7.0 million increase in shipments includes a 3.0% weighted average selling price increase. The increase was due to increases in sales by our Armour, and syrups businesses. Aggregate trade marketing and consumer coupon redemption expenses decreased $18.6 million. As a result, net sales increased $25.6 million, or 3.3%, for the twelve months ended December 28, 2008. The 3.0% weighted average selling price increase combined with the lower rate of trade marketing and consumer coupon redemption expenses and slotting expenses resulted in an effective 5.6% weighted average net selling price increase.

Specialty Foods Segment: Shipments in the twelve months ended December 28, 2008 were $317.4 million, an increase of $24.7 million. The $24.7 million increase in shipments includes a 7.2% weighted average selling price increase. The increase was due to increases in sales of private label pickles and canned meat and frozen foodservice products. Aggregate trade marketing and consumer coupon redemption expenses increased $1.5 million. As a result, net sales increased $23.2 million, or 8.5%, for the twelve months ended December 28, 2008. The 7.2% weighted average selling price increase combined with the lower rate of trade marketing and consumer coupon redemption expenses and slotting expenses resulted in an effective 7.3% weighted average net selling price increase.

Gross profit. Gross profit was $338.5 million, or 21.7% of net sales in the twelve months ended December 28, 2008, versus gross profit of $326.0 million, or 21.5% of net sales in the twelve months ended December 30, 2007. Included in the gross profit for the twelve months ended December 30, 2007 was a charge of $40.2 million related to post-acquisition sales of inventories written up to fair value at the date of the Blackstone Transaction and $1.2 million of stock compensation expense also related to the Blackstone Transaction. The gross profit for the twelve months ending December 28, 2008 was $338.5 million, or 21.7% of net sales, a 2.5% percentage point decline versus the balance of the gross profit (excluding the aforementioned charges) for the twelve months ending December 30, 2007 of $367.4 million, or 24.2% of net sales. The principal driver of the decreased gross profit as a percent of net sales was higher raw material commodity costs (principally wheat, corn, edible oils, and to a lesser extent dairy products), in excess of selling price increases, which reduced gross margin by 4.8 percentage points. Somewhat offsetting this 4.8 percentage point decrease was reduced aggregate trade marketing (including slotting) and consumer coupon redemption expenses that are classified as reductions to net sales. The change in these costs accounted for 1.5 percentage points of higher gross profit in 2008. Additionally, reduced freight and distribution expenses accounted for a 0.8 percentage point improvement.

Marketing and selling expenses. Marketing and selling expenses were $111.4 million, or 7.2% of net sales, in the twelve months ended December 28, 2008 compared to $122.4 million, or 8.1% of net sales, in the twelve months ended December 30, 2007. Included in the expenses for the twelve months ended December 30, 2007 was $2.9 million of stock compensation expense related to the acceleration of the vesting in the Predecessor’s stock options as a result of the Blackstone Transaction. The remaining change was due to lower advertising expense of $6.7 million, primarily in our seafood and Vlasic businesses, and decreased selling overhead expense.

Administrative expenses. Administrative expenses were $47.8 million, or 3.1% of net sales, in the twelve months ended December 28, 2008 compared to $58.4 million, or 3.9% of net sales, in the twelve months ended December 30, 2007. Included in the expenses for the twelve months ended December 30, 2007 was $3.9 million of stock compensation expense related to the acceleration of the vesting in the Predecessor’s stock options as a result of the Blackstone Transaction. The balance of the decrease was principally related to lower management bonus accruals and the elimination of certain expenses of the former Chairman, partially offset by additional headcount to build capability.

Research and development expenses. Research and development expenses were $3.5 million, or 0.2% of net sales, in the twelve months ended December 28, 2008 compared with $4.4 million, or 0.3% of net sales, in the twelve months ended December 30, 2007. Included in the expenses for the twelve months ended December 30, 2007 was $0.3 million of stock compensation expense related to the acceleration of the vesting in the Predecessor’s stock options as a result of the Blackstone Transaction.

Other expense (income), net. The following table shows other expense (income), net:

	Twelve Months Ended
	December 28, 2008	December 30, 2007
	In Thousands
Other expense (income), net consists of:
Restructuring and impairment charges	$15,100	$1,246
Gain on litigation settlement	(9,988)	—
Amortization of intangibles/other assets	19,245	18,490
Merger related costs	—	49,129
Gain on extinguishment of subordinate notes		(5,670)
Royalty expense (income), net and other, net	6	(125)

Total other expense (income), net	$24,363	$63,070

For the year ended December 28, 2008, trade name impairment charges totaled $15.1 million, consisting of $8.0 million on our Van de Kamp brand, $5.6 million on our Mrs. Paul’s brand, $0.9 million on our Lenders brand, and $0.6 million on our Open Pit brand. For the year ended December 30, 2007, restructuring and impairment charges totaled $1.2 million, principally due to a $1.2 million trade name impairment charge on our Open Pit brand. In the twelve months ended December 28, 2008, we recorded the impact of the final settlement of litigation related to excess leverage fees incurred by Aurora under its credit agreement prior to its acquisition by us in 2004, resulting in a reduction of the accrued liability and a gain on litigation settlement of $10.0 million. Amortization was $19.2 million in the twelve months ended December 28, 2008 as compared to $18.5 million in the twelve months ended December 30, 2007. The 2008 expense includes additional amortization related to the increase in value of the definite-lived intangible assets as a result of the purchase price allocation of the Blackstone Transaction. Included in the expense for the twelve months ended December 30, 2007 was $49.1 million of merger costs related to the Blackstone Transaction (see Note 8 to the Consolidated Financial Statements). These costs included $35.5 million related to the cash tender offer for the Predecessor’s 8.25% Senior Subordinated Notes, $12.9 million related to the termination of certain of the Predecessor’s contracts, and $0.7 million related to payroll taxes. In addition, the year ended December 30, 2007 includes a $5.7 million gain on the extinguishment of subordinated notes which we redeemed in December 2007.

Earnings before interest and taxes. Earnings before interest and taxes (EBIT) increased $73.7 million to $151.4 million in the twelve months ended December 28, 2008 from $77.7 million in EBIT in the twelve months ended December 30, 2007. The year ended December 28, 2008 included trade name impairment charges totaled $15.1 million and the year ended December 30, 2007 included restructuring and impairment charges totaled $1.2 million, as described in other expense (income) above. For the twelve months ended December 28, 2008, the unallocated corporate expenses include the $10.0 million gain on litigation settlement as described in other expense (income) above. Included in the twelve months ended December 30, 2007 is $8.4 million of stock compensation expense and $49.1 million of merger costs as described in the other expense (income) paragraph above (see Note 8 to the Consolidated Financial Statements), both related to the Blackstone Transaction. The merger costs of $49.1 million are included in unallocated corporate expenses. Also included in the twelve months ended December 30, 2007 , are costs of products sold related to the post-acquisition sales of inventories written up to fair value at the date of the Blackstone Transaction of $40.2 million. In addition, the year ended December 30, 2007 includes a $5.7 million gain on the extinguishment of subordinated notes which we redeemed in December 2007, which is included in the unallocated corporate expenses. This increase in EBIT resulted from a $58.5 million decrease in unallocated corporate expenses, a $20.3 million decrease in Birds Eye Frozen Segment EBIT, a $35.9 million increase in Duncan Hines Grocery Segment EBIT and a $0.4 million increase in Specialty Foods Segment loss before interest and taxes.

Birds Eye Frozen Segment: EBIT decreased by $20.3 million in the twelve months ended December 28, 2008, to $20.9 million from $41.2 million in the twelve months ended December 30, 2007. For the year ended December 28, 2008, trade name impairment charges totaled $14.5 million, consisting of $8.0 million on our Van de Kamp brand, $5.6 million on our Mrs. Paul’s brand, and $0.9 million on our Lenders brand. The twelve months ended December 30, 2007 included a $9.4 million charge related to post-acquisition sales of inventories written up to fair value at the date of the Blackstone Transaction and $1.7 million of stock compensation expense also related to the Blackstone Transaction. The balance of the EBIT decreased $16.9 million and was principally driven by commodity cost increases and a $6.9 million decline in net sales, which includes a $18.3 million impact of selling price increases on some of our products. Somewhat offsetting these declines was the impact of lower slotting and coupon expense, both of which are recorded as reductions from net sales, and lower advertising expense, principally in the seafood business.

Duncan Hines Grocery Segment: EBIT increased $35.9 million in the twelve months ended December 28, 2008, to $135.6 million from $99.7 million in the twelve months ended December 30, 2007. The year ended December 28, 2008 includes a trade name impairment charge of $0.6 million related to our Open Pit brand. The year ended December 30, 2007 also included a tradename impairment charge of $1.2 million related to our Open Pit brand. The twelve months ended December 30, 2007 included a $27.2 million charge related to post-acquisition sales of inventories written up to fair value at the date of the Blackstone Transaction and $6.4 million of stock compensation expense also related to the Blackstone Transaction. In addition, the year ended December 30, 2007 included a $5.0 million reduction in cost of our retail Armour brand products resulting from the elimination of OPEB obligation associated with a new labor contract at our Ft. Madison facility. The balance of the EBIT increased $6.7 million and was principally driven a 3.3% increase in net sales, which includes a $31.8 million impact of selling price increases on some of our products, and the impact of lower slotting and coupon expense, both of which are recorded as reductions from net sales, and lower advertising expense, principally in our Vlasic and Armour businesses. Somewhat offsetting these increases were the impact of higher commodity cost expense effecting cost of products sold.

Specialty Foods Segment: EBIT was ($2.0) million in the twelve months ended December 28, 2008, compared to the ($1.6) million in twelve months ended December 30, 2007. The twelve months ended December 30, 2007 included a charge of $3.6 million related to post-acquisition sales of inventories written up to fair value at the date of Blackstone Transaction (step-up) and $0.3 million of stock compensation expense also related to the Blackstone Transaction. In addition, the year ended December 30, 2007 included a $4.0 million reduction in cost of our private label and foodservice canned meat products resulting from the elimination of OPEB obligation associated with a new labor contract at our Ft. Madison facility. The balance of the EBIT decreased $0.3 million and was principally due to higher input costs.

Interest expense, net. Interest expense, net was $153.0 million in the twelve months ended December 28, 2008, compared to $162.1 million in the twelve months ended December 30, 2007.

The comparison of interest expense, net, for 2008 versus 2007 is impacted by the following non-cash items: the 2008 de-designation and termination of the our 2007 interest rate hedges, and, in 2007, the charge off of unamortized debt issue costs and premium related to the redemption of the Predecessors debt and the amortization of the Blackstone Transaction bridge financing costs.

Impacting interest expense in the fourth quarter of 2008 were two occurrences related to the 2007 interest rate swap agreements we had with Lehman Brothers Special Financing (LBSF), a subsidiary of Lehman Brothers. One: on October 3, 2008, LBSF filed for bankruptcy protection which resulted in the interest rate hedges being de-designated as effective hedges. At that time, the cumulative mark to market adjustment in Other Comprehensive Income related to these interest rate hedges was $11.5 million which is being amortized into interest expense over the remaining original contract life of the hedges, of which $1.3 million was amortized in 2008. Two: interest expense includes a mark to market adjustment of $5.5 million for the period from the de-designation date of October 3, 2008 to the date we terminated the interest rate hedges on October 24, 2008.

The decrease in interest expense, net, in 2008 compared to 2007 is substantially impacted by a charge of $24.1 million in the twelve months ended December 30, 2007 for the unamortized portion of the deferred financing costs, partially offset by a credit of $5.2 million for the unamortized portion of the original issue premium, both related to the redemption of the Predecessor’s debt and $4.2 million of amortization of the Blackstone Transaction bridge financing costs in 2007.

The remaining $7.2 million increase in interest expense, net, was the result of $13.5 million attributed to higher average bank debt levels, $2.1 million attributed to higher bond debt interest rates, $1.2 million in lower interest income, and $0.8 million of other items, partially offset by $8.4 million attributed to lower interest rates on our bank borrowings, $1.2 million attributed to lower bond debt levels, and $0.8 million of lower amortization of debt issue costs.

Included in the interest expense, net, amount was $16.2 million (which includes the $5.5 million mark to market adjustment discussed above) and ($2.1) million for the twelve months ended December 28, 2008 and the twelve months ended December 30, 2007 respectively, recorded from losses and (gains) on interest rate swap agreements occurring in the normal course. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains and losses realized on the interest rate swap agreements are recorded as an adjustment to interest expense.

Additionally, later in 2008 we entered into new interest rate hedges. Our interest swap agreements that we entered into during the later part of 2008 are designated as hedges under SFAS No. 133, and included in Accumulated Other Comprehensive Income in the twelve months ended December 28, 2008 was a $12.6 million loss resulting from the mark-to-market of these swaps

Provision for income taxes. The effective tax rate was (1,749.9%) in the twelve months ended December 28, 2008, compared to (36.8%) in the twelve months ended December 30, 2007. We maintain a full valuation allowance against net deferred tax assets excluding indefinite lived intangible assets, and the effective rate difference is primarily due to the change in the valuation allowance for the twelve-month period. Deferred tax liabilities are recognized for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets.

Under Internal Revenue Code Section 382, the Company is a loss corporation. Section 382 of the Code places limitations on our ability to use Aurora’s net operating loss carry-forward to offset our income. The annual net operating loss limitation is approximately $14 to 18 million subject to other rules and restrictions. See note 13 to our audited consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Historical

Overview. Our cash flows are very seasonal. Typically we are a net user of cash in the third quarter of the calendar year (i.e., the quarter ending in September) and a net generator of cash over the balance of the year.

Our principal liquidity requirements have been, and we expect will be, for working capital and general corporate purposes, including capital expenditures and debt service. Capital expenditures are expected to be approximately $86 million in 2010. We have historically satisfied our liquidity requirements with internally generated cash flows and availability under our revolving credit facilities.

Statements of Cash Flows for the Fiscal Year Ended December 27, 2009 Compared to the Fiscal Year Ended December 28, 2008

Net cash provided by operating activities was $116.2 million for fiscal 2009, which consisted of net earnings excluding non-cash charges of $111.5 million, and a decrease in working capital of $4.7 million. The decrease in working capital was principally due to a concerted effort to reduce inventories while, at the same time, improving customer service levels. Inventories were reduced by $12.8 million. Also, accounts receivable declined by $2.7 million due to the timing of sales. Working capital was also decreased by a $19.8 million increase in accrued liabilities, principally driven by a $12.2 million increase in performance-based incentive plan accruals. Offsetting these reductions in working capital were a $13.4 million reduction in accounts payable principally driven by year on year changes in the timing of production, a $12.4 million increase in other current assets, principally related to a letter-of-credit cash collateral deposit of $9.2 million subsequent to the acquisition of Birds Eye Foods, Inc., and accrued trade marketing expense decreased $4.8 million as a result of the timing of when the trade marketing payments were made.

Net cash provided by operating activities was $16.8 million for fiscal 2008, which consisted of net earnings excluding non-cash charges of $72.6 million, $17.0 million paid to terminate early interest rate derivatives and an increase in working capital of $38.8 million. The increase in working capital was primarily the result of a $25.5 million increase in inventories that was primarily done in order to better service our customers going forward, as well as caused by higher commodity costs, and a decline of $29.5 million in accrued liabilities (a result of the legal settlement with R2 Top Hat, Ltd., the payment of the 2007 performance bonus and an decrease in accrued interest), partially offset by a $6.7 million decline in accounts receivable and a $4.9 million increase in accrued trade marketing. All other working capital accounts generated $4.6 million in cash.

Net cash used in investing activities for fiscal 2009 totaled $1,366.8 million and included $1,314.8 million for the acquisition of Birds Eye Foods, Inc., net of cash acquired of $25.6 million, as well as $52.0 million for capital expenditures. Net cash used in investing activities for fiscal 2008 was $32.6 million and consisted entirely of capital expenditures. The principal reason for the increase in fiscal 2009 capital expenditures compared to fiscal 2008 is improvements to the pizza production process at our Jackson, TN facility.

Net cash provided by financing activities was $1,319.8 million for fiscal 2009. This primarily related to the funding of the acquisition of Birds Eye Foods, Inc., which included $838.3 million, net of original issue discount, from an $850.0 million term loan borrowing under the Senior Secured Credit Facility, $300.0 million of Senior Notes, and $262.1 million in net equity contributions, reduced by debt acquisition costs of $40.2 million. Other significant cash flows from financing activities were net payments on the Revolving Credit Facility of $26.0 million and payments of the Term Loan of $12.5 million and a reduction in bank overdrafts of $2.6 million. Net cash provided by financing activities was $14.2 million for fiscal 2008. Borrowings under the Revolving Credit Facility of $26.0 million were primarily offset with $9.4 million repayments of the term loan and $1.5 million in net repayments of our short-term borrowings.

Statements of Cash Flows for the Fiscal Year Ended December 28, 2008 Compared to the Fiscal Year Ended December 30, 2007

Net cash provided by operating activities was $16.8 million for fiscal 2008, which consisted of net earnings excluding non-cash charges of $72.6 million, $17.0 million paid to terminate early interest rate derivatives, and an increase in working capital of $38.8 million. The increase in working capital was primarily the result of a $25.5 million increase in inventories that was primarily done in order to better service our customers going forward, as well as caused by higher commodity costs, and a decline of $29.6 million in accrued liabilities (a result of the legal settlement with R2 Top Hat, Ltd., the payment of the 2007 performance bonus and an decrease in accrued interest), partially offset by a $6.7 million decline in accounts receivable and a $4.9 million increase in accrued trade marketing. All other working capital accounts generated $4.6 million in cash.

Net cash provided by operating activities for the Successor was $60.1 million for the period from April 2, 2007 to December 30, 2007, which was the result of our net loss excluding non-cash charges of $16.8 million and a decrease in working capital of $43.3 million. The decrease in working capital is primarily driven by a decrease in inventory resulting from the $40.2 million charge related to the write up of inventories to the fair value as of the date of the Blackstone Transaction offset by the normal seasonality of inventories of $7.5 million when comparing December to April. Also benefiting working capital is an increase in accrued liabilities of $23.8 million as a result of higher accrued interest expense and higher accrued management incentive compensation, which is generally disbursed in the first quarter of the fiscal year. Offsetting these decreases in working capital from inventory and accrued liabilities is a decline of $11.4 million in accrued trade marketing expense, which is a result of lower trade spending and a change in the timing of when payments are occurring. All other working capital charges, net reduced cash by $1.8 million.

Net cash provided by operating activities for the Predecessor was $55.7 million for the period from January 1, 2007 to April 2, 2007, which was the result of net loss excluding non-cash charges of $16.3 million and a decrease in working capital of $72.0 million. The decrease in working capital was primarily the result of (a) a $53.4 million increase in accrued liabilities, mostly as a result of the accrual of $49.1 million of merger expenses related to the Blackstone Transaction, (b) a $20.0 million decrease in inventories that was due to the seasonal sell-down from December 2006 and (c) a $14.3 million increase in accounts payable. The increase in accounts payable at the end of the period primarily related to the normal seasonal slowdown at our production facilities in December 2006 as well as optimizing our freight payment system. The increase in accrued liabilities and accounts payable and the decrease in inventories were offset by an $18.3 million increase in accounts receivable that relates to higher sales as well as the timing of when those sales occurred. The aging of accounts receivable has remained unchanged from December. All other working capital accounts generated $2.6 million of cash, primarily the result of higher accrued trade marketing.

Net cash used in investing activities for fiscal 2008 was $32.6 million and consisted entirely of capital expenditures. Net cash used in investing activities for fiscal 2007 totaled $1,345.4 million and included $1,319.6 million for the Blackstone Transaction as well as $28.0 million for capital expenditures ($5.0 million for the Predecessor and $23.0 million for the Successor). Additionally, the Successor received $2.2 million from the sale of the Omaha, Nebraska facility.

Net cash provided by financing activities was $14.2 million for fiscal 2008. Borrowings under the revolving credit facility of $26.0 million were primarily offset with $9.4 million repayments of the term loan and $1.5 million in net repayments of our short-term borrowings. Net cash provided by financing activities was $1,239.8 million for fiscal 2007. This primarily related to the funding for the Blackstone Transaction, which included $1,250.0 million under the term loan under the Senior Secured Credit Facilities, $575.0 million for the Senior Notes and Senior Subordinated Notes, and $420.3 million in net equity contributions. These funds were offset by repayments of the Predecessor’s long-term debt totaling $915.2 million, repayments and repurchases of the Successor’s long-term debt of $50.4 million and Successor’s debt acquisition costs of $39.8 million.

Debt

Successor – As part of the Blackstone Transaction as described in Note 1, we entered into a $1,375.0 million credit agreement (the “Senior Secured Credit Facility”) in the form of (i) term loans in an initial aggregate amount of $1,250.0 million (the “Term Loans”) and (ii) revolving credit commitments in the initial aggregate amount of $125.0 million (the “Revolving Credit Facility”). The term loan matures April 2, 2014. The Revolving Credit Facility matures April 2, 2013.

As part of the Birds Eye Acquisition on December 23, 2009, as described in Note 3, we entered into an amendment to the Senior Secured Credit Facility in the form of (i) incremental term loans in the amount of $850.0 million (the “Tranche C Term Loans”) and (ii) an incremental revolving credit facility in the amount of $25.0 million, bringing our total revolving credit commitment to $150.0 million. In connection with the Tranche C Term Loans, we also incurred $11.8 million in original issue discount. This is recorded in Long-term debt on the Consolidated Balance Sheet and will be amortized over the life of the loan using the effective interest method.

There were no borrowings outstanding under the Revolving Credit Facility as of December 27, 2009. Borrowings outstanding under the Revolving Credit Facility as of December 28, 2008 totaled $26.0 million.

The total amount of the Term Loans and the Tranche C Term Loans that were owed to affiliates of the Blackstone Group as of December 27, 2009 and December 28, 2008, was $109.2 million and $34.6 million, respectively.

Our borrowings under the Senior Secured Credit Facility, as amended, bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the Senior Secured Credit Facility. The base rate is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the Senior Secured Credit Facility, plus the applicable Eurodollar rate margin. Solely with respect to Tranche C Term Loans, the Eurocurrency rate shall be no less than 2.50% per annum. Solely with respect to Tranche C Term Loans, the base rate shall be no less than 3.50% per annum.

The applicable margins with respect to our Senior Secured Credit Facility vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio as defined in the credit agreement. The applicable margins with respect to the Senior Secured Credit Facility are currently:

Applicable Margin (per annum)

Revolving Credit Facilty and Letters of Credit			Term Loans		Tranche C Term Loans
Eurocurrency Rate for Revolving Loans and Letter of Credit Fees	Base Rate for Revolving Loans	Commitment Fees Rate	Eurocurrency Rate for Term Loans	Base Rate for Term Loans	Eurocurrency Rate for - Term Loan C	Base Rate for - Term Loan C
2.75%	1.75%	0.50%	2.75%	1.75%	5.00%	4.00%

The obligations under the Senior Secured Credit Facility are unconditionally and irrevocably guaranteed by each of our direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the Senior Secured Credit Facility is collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each of our direct or indirect domestic subsidiaries and 65% of the capital stock of, or other equity interests in, our direct foreign subsidiaries, or any of its domestic subsidiaries and (ii) certain of our tangible and intangible assets and those of the Guarantors (subject to certain exceptions and qualifications).

A commitment fee of 0.50% per annum is applied to the unused portion of the Revolving Credit Facility. For the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007, the weighted average interest rate on the Term Loans was 3.13%, 6.21% and 8.05%, respectively. For the fiscal years ended December 27, 2009 and December 28, 2008, the weighted average interest rate on the Revolving Credit Facility was 3.19% and 5.45%, respectively. As of December 27, 2009 and December 28, 2008, the Eurodollar interest rate on the Term Loans was 4.84% and 6.52%, respectively. As of December 28, 2008, the Eurodollar interest rate on the Revolving Credit Facility was 3.21%.

We pay a fee for all outstanding letters of credit drawn against the Revolving Credit Facility at an annual rate equivalent to the Applicable Margin then in effect with respect to Eurodollar loans under the Revolving Credit Facility, less the fronting fee payable in respect of the applicable letter of credit. The fronting fee is equal to 0.125% per annum of the daily maximum amount then available to be drawn under such letter of credit. The fronting fees are computed on a quarterly basis in arrears. Total letters of credit issued under the Revolving Credit Facility cannot exceed $25.0 million. As of December 27, 2009 and December 28, 2008, we had utilized $22.1 million and $15.2 million, respectively of the Revolving Credit Facility for letters of credit. As of December 28, 2008, borrowings under the Revolving Credit Facility totaled $26.0 million, therefore, of the $99.0 million Revolving Credit Facility available, we had an unused balance of $83.8 million available for future borrowing and letters of credit. As of December 27, 2009, there were no borrowings under the Revolving Credit Facility, therefore, of the $150.0 million Revolving Credit Facility available, we had an unused balance of $127.9 million available for future borrowing and letters of credit. The remaining amount that can be used for letters of credit as of December 27, 2009 and December 28, 2008 was $2.9 million and $9.8 million, respectively. As of December 27, 2009, we were unable to use the Revolving Credit Facility for a $9.2 million letter of credit and we instead had to deposit cash collateral for that amount. Our total letters of credit as of December 27, 2009 were $31.3 million.

In accordance with the “Excess Cash Flow” requirements of the Senior Secured Credit Facility, we will be required to make a mandatory prepayment of the Term Loans of $34.0 million in March 2010.

The Term Loans mature in quarterly 0.25% installments from September 2007 to December 2013 with the remaining balance due in April 2014. The aggregate maturities of the term loan outstanding as of December 27, 2009 are $23.2 million in 2010, $1.8 million in 2011, $12.5 million in 2012, $12.5 million in 2013 and $1,171.9 million in 2014. The Tranche C Term Loans matures in quarterly 0.25% installments from January 2010 to December 2013 with the remaining balance due in April 2014. The aggregate maturities of the Tranche C Term Loans outstanding as of December 27, 2009 are $14.0 million in 2010, $0.9 million in 2011, $8.5 million in 2012, $8.5 million in 2013 and $818.1 million in 2014.

On April 2, 2007, as part of the Blackstone Transaction described in Note 1, we issued $325.0 million of 9.25% Senior Notes (the “Senior Notes”) due 2015, and $250.0 million of 10.625% Senior Subordinated Notes (the “Senior Subordinated Notes”) due 2017. On December 23, 2007, as part of the Birds Eye Acquisition described in Note 3, we issued an additional $300 million of 9.25% Senior Notes due in 2015 (the “Additional Senior Notes”). The Senior Notes and the Additional Senior Notes are collectively referred to herein as Senior Notes. The Senior Notes are general unsecured obligations of ours, effectively subordinated in right of payment to all of our existing and future senior secured indebtedness and guaranteed on a full, unconditional, joint and several basis by our wholly-owned domestic subsidiaries that guarantee our other indebtedness. The Senior Subordinated Notes are general unsecured obligations of ours, subordinated in right of payment to all of our existing and future senior indebtedness and guaranteed on a full, unconditional, joint and several basis by our wholly-owned domestic subsidiaries that guarantee our other indebtedness. See Note 19 of the Consolidated Financial Statements for Guarantor and Nonguarantor Financial Statements.

We may redeem some or all of the Senior Notes at any time prior to April 1, 2011, and some or all of the Senior Subordinated Notes at any time prior to April 1, 2012, in each case at a price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Applicable Premium” is defined as the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Senior Note at April 1, 2011 or Senior Subordinated Note at April 1, 2012, plus (ii) all required interest payments due on such Senior Note through April 1, 2011 or Senior Subordinated Note through April 1, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of such note.

We may redeem the Senior Notes or the Senior Subordinated Notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on April 1st of each of the years indicated below:

Senior Notes

Year	Percentage
2011	104.625%
2012	102.313%
2013 and thereafter	100.000%

Senior Subordinated Notes

Year	Percentage
2012	105.313%
2013	103.542%
2014	101.771%
2015 and thereafter	100.000%

In addition, until April 1, 2010, we may redeem up to 35% of the aggregate principal amount of Senior Notes or Senior Subordinated Notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Senior Notes or Senior Subordinated Notes, as the case may be, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the right of holders of Senior Notes or Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by us from one or more equity offerings; provided that (i) at least 50% of the aggregate principal amount of Senior Notes or Senior Subordinated Notes, as the case may be, originally issued under the applicable indenture remains outstanding immediately after the occurrence of each such redemption and (ii) each such redemption occurs within 90 days of the date of closing of each such equity offering.

In December 2007, we repurchased $51.0 million in aggregate principal amount of the 10.625% Senior Subordinated Notes at a discount price of $44.2 million. We currently have outstanding $199.0 million in aggregate principal amount of Senior Subordinated Notes.

As market conditions warrant, we and our subsidiaries, affiliates or significant shareholders (including The Blackstone Group L.P. and its affiliates) may from time to time, in our or their sole discretion, purchase, repay, redeem or retire any of our outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer or otherwise.

The estimated fair value of our long-term debt, including the current portion, as of December 27, 2009, is as follows:

(million $)	December 27, 2009
Issue	Recorded Amount	Fair Value
Senior Secured Credit Facility - Term Loans	$1,221.9	$1,134.3
Senior Secured Credit Facility - Tranche C Term Loans	850.0	853.5
9.25% Senior notes	625.0	628.9
10.625% Senior subordinated notes	199.0	206.2

	$2,895.9	$2,822.9

The fair value is based on the quoted market price for such notes and borrowing rates currently available to us for loans with similar terms and maturities.

Predecessor- In November 2003, the Predecessor entered into a $675.0 million Credit Agreement (“Predecessor Senior Secured Credit Facilities”) with JPMorgan Chase Bank (a related party of JPMorgan Partners, LLC as noted in Note 16) and other financial institutions as lenders, which provided for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available on November 25, 2003 and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Merger on March 19, 2004. Concurrently with the acquisition of the Armour Business but effective as of February 14, 2006, the Predecessor entered into an Amendment No. 4 and Agreement to the Predecessor Senior Secured Credit Facilities (“Amendment No. 4”). Among other things, Amendment No. 4 approved the Armour acquisition and provided for the making of $143.0 million of additional tack-on term loans to fund a portion of the acquisition. The Predecessor Senior Secured Credit Facilities also provided for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available on November 25, 2003, and the remaining $65.0 million was made available on the closing date of the Aurora Merger on March 19, 2004.

A commitment fee of 0.50% per annum was applied to the unused portion of the revolving credit facility. There were no borrowings under the revolving credit facility during 2007 for the Predecessor. For the 13 weeks ended April 2, 2007, the weighted average interest rate on the term loan was 7.36%.

In connection with the Blackstone Transaction described in Note 1, the Predecessor Senior Secured Credit Facilities were paid in full.

In November 2003 and February 2004, the Predecessor issued $200.0 million and $194.0 million, respectively, 8.25% senior subordinated notes. The February 2004 notes resulted in gross proceeds of $201.0 million, including premium. The terms of the February 2004 notes were the same as the November 2003 notes and were issued under the same indenture.

On March 8, 2007, the Predecessor commenced a cash tender offer to purchase any and all of the outstanding 8.25% Senior Subordinated Notes due 2013 of the Predecessor (the “Predecessor Notes”), and a related consent solicitation to amend the indenture pursuant to which the Predecessor Notes were issued. The tender offer and consent solicitation were made in connection with the Blackstone Transaction. The tender offer and consent solicitation were made upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated March 8, 2007 and the related Consent and Letter of Transmittal. The total cost of the cash tender offer for the Predecessor Notes was $35.5 million and was recorded as a charge in the Other expense (income), net line of the Consolidated Statements of Operations of the Predecessor immediately before the Blackstone Transaction.

Covenant Compliance

The following is a discussion of the financial covenants contained in our debt agreements.

Senior Secured Credit Facility

Our Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions;

•	repay the Senior Subordinated Notes or enter into certain amendments thereof; and

•	engage in certain transactions with affiliates.

The Senior Secured Credit Facility also contains certain customary affirmative covenants and events of default.

Senior Notes and Senior Subordinated Notes

Additionally, on April 2, 2007, we issued the Senior Notes and the Senior Subordinated Notes. On December 23, 2009, we issued additional Senior Notes. The Senior Notes are general unsecured obligations, effectively subordinated in right of payment to all of our existing and future senior secured indebtedness, and guaranteed on a full, unconditional, joint and several basis by our wholly-owned domestic subsidiaries that guarantee other indebtedness of the Company. The Senior Subordinated Notes are general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness, and guaranteed on a full, unconditional, joint and several basis by our wholly-owned domestic subsidiaries that guarantee other indebtedness of the Company.

The indentures governing the Senior Notes and Senior Subordinated Notes limit our (and most or all of our subsidiaries') ability to, subject to certain exceptions:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Subject to certain exceptions, the indentures governing the notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Consolidated EBITDA

Pursuant to the terms of the Senior Secured Credit Facility, if at any time there are borrowings outstanding under the revolving credit facility in an aggregate amount greater than $10.0 million, we are required to maintain a ratio of consolidated total senior secured debt to Consolidated EBITDA (defined below) for the most recently concluded four consecutive fiscal quarters (the “Senior Secured Leverage Ratio”) less than a ratio starting at a maximum of 7.00:1 at September 30, 2007 and stepping down over time to 6.50 in 2008, 5.75 in 2009, 5.00 in 2010 and 4.00 in 2011 and thereafter. Consolidated total senior secured debt is defined under the Senior Secured Credit Facility as aggregate consolidated secured indebtedness of the Company less the aggregate amount of all unrestricted cash and cash equivalents. In addition, under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to the Senior Secured Leverage Ratio, in the case of the Senior Secured Credit Facility, or to the ratio of Consolidated EBITDA to fixed charges for the most recently concluded four consecutive fiscal quarters or the Senior Secured Leverage Ratio, in the case of the Senior Notes and the Senior Subordinated Notes.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Consolidated EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

EBITDA and Consolidated EBITDA do not represent net loss or earnings or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss or earnings. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net (loss) earnings to EBITDA and Consolidated EBITDA for the fiscal years ended December 27, 2009 and December 28, 2008. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

	Year Ended December 27, 2009	Year Ended December 28, 2008
Net earnings (loss)	$302,603	$(28,581)
Interest expense, net	121,078	152,961
Income tax expense	(277,723)	27,036
Depreciation and amortization expense	65,468	62,509

EBITDA (unaudited)	$211,426	$213,925

Acquired EBITDA - Birds Eye Acquisition (1)	142,268	—
Non-cash items (a)	4,738	3,776
Non-recurring items (b)	29,835	2,653
Other adjustment items (c)	26,673	2,606
Net cost savings projected to be realized as a result of initiatives taken (d)	57,188	9,002

Consolidated EBITDA (unaudited)	$472,128	$231,962

(1)	In accordance with our Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, we have included an adjustment for the Acquired EBITDA for Birds Eye for the period prior to its acquisition, calculated consistent with the definition of Consolidated EBITDA.

(a)	Non-cash items are comprised of the following:

	Year Ended December 27, 2009	Year Ended December 28, 2008
Non-cash compensation charges (1)	$3,190	$806
Unrealized losses or (gains) resulting from hedging activities (2)	(277)	(2,142)
Impairment charges or asset write-offs (3)	1,300	15,100
Effects of adjustments related to the application of purchase accounting (4)	525	—
Non-cash gain on litigation settlement (5)	—	(9,988)

Total non-cash items	$4,738	$3,776

(1)	For fiscal 2009 and fiscal 2008, represents non-cash compensation charges related to the granting of equity awards.
(2)	For fiscal 2009 and fiscal 2008, represents non-cash gains and losses resulting from mark-to-market adjustments of obligations under natural gas, heating oil, diesel fuel (2009) and foreign exchange swap contacts (2008).
(3)	For fiscal 2009, represents an impairment charge for the Swanson tradename. For fiscal 2008, represents impairment charges for the Van de Kamp’s ($8.0 million), Mrs. Paul’s ($5.6 million), Lenders ($0.9 million) and Open Pit tradenames ($0.6 million).
(4)	For fiscal 2009, represents expense related to the write-up to fair market value of inventories acquired as a result of the Birds Eye Acquisition.
(5)	For 2008, represents the excess of the accrued liability established in purchase accounting over the amount of the cash payment in the litigation settlement described in Note 8 to our consolidated financial statements.

(b)	Non-recurring items are comprised of the following:

	Year Ended December 27, 2009	Year Ended December 28, 2008
Expenses in connection with an acquisition or other non-recurring merger costs (1)	$25,238	$671
Restructuring charges, integration costs and other business optimization expenses (2)	986	1,015
Employee severance and recruiting (3)	3,611	967

Total non-recurring items	$29,835	$2,653

(1)	For fiscal year 2009 primarily represents costs related to the Birds Eye Acquisition as well as other expenses related to due diligence investigations. For fiscal 2008, represents additional costs related to the Blackstone Transaction, primarily legal fees, and other expenses related to due diligence investigations.
(2)	For fiscal year 2009, represents consultant expense incurred to execute yield and labor savings in our plants. For fiscal 2008, represents both the configuration of freezer space in our Mattoon warehouse, as well as consultant expense incurred to execute labor and yield savings in our plants.
(3)	For fiscal year 2009, principally represents severance and recruiting costs related to the change in the CEO. For fiscal 2008, represents severance costs paid, or to be paid, to terminated employees.

(c)	Other adjustment items are comprised of the following:

	Year Ended December 27, 2009	Year Ended December 28, 2008
Management, monitoring, consulting and advisory fees (1)	$2,540	$2,606
Variable product contribution principally from Steamfresh complete bagged meals no longer being offered (2)	24,133	—

Total other adjustments	$26,673	$2,606

(1)	For fiscal 2009 and fiscal 2008, represents management/advisory fees and expenses paid to Blackstone.
(2)	Represents the variable contribution loss principally from Steamfresh complete bagged meals and others which will no longer be offered by Pinnacle management following the Birds Eye Acquisition and the variable contribution loss applicable to a discontinued contract in the Birds Eye Industrial-Other segment.

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Year Ended December 27, 2009	Year Ended December 28, 2008
Productivity initiatives in our manufacturing facilities, freight and distribution systems and purchasing programs (1)	$12,188	$9,002
Estimated net cost savings associated with the Birds Eye Acquisition (2)	45,000	—

Total net cost savings projected to be realized as a result of initiatives taken	$57,188	$9,002

(1)	For fiscal 2009 and fiscal 2008, represents net cost savings projected to be realized as a result of specified actions taken or initiated, net of the amount of actual benefits realized. Such savings primarily relate to productivity initiatives in our manufacturing facilities, our freight and distribution systems, and our purchasing programs.
(2)	Represents the estimated reduction in operating costs that we anticipate will result from the combination of Pinnacle and Birds Eye as a result of eliminating duplicate overhead functions and overlapping operating expenses, leveraging supplier relationships and combined purchasing power to obtain procurement savings or raw materials and packaging, and optimizing and rationalizing overlapping frozen warehouse and distribution networks.

Our covenant requirements and actual ratios for the twelve months ended December 27, 2009 are as follows:

	Covenant Requirement	Actual Ratio
Senior Secured Credit Facility
Senior Secured Leverage Ratio (1)	5.75:1	4.26
Total Leverage Ratio (2)	Not applicable	6.02

Senior Notes and Senior Subordinated Notes (3)
Minimum Consolidated EBITDA to fixed charges ratio required to incur additional debt pursuant to ratio provisions (4)	2.00:1	2.35

(1)	Pursuant to the terms of the Senior Secured Credit Facility, if at any time there are borrowings outstanding under the Revolving Credit Facility in an aggregate amount greater than $10.0 million, we are required to maintain a consolidated total senior secured debt to Consolidated EBITDA ratio for the most recently concluded four consecutive fiscal quarters (the “Senior Secured Leverage Ratio”) less than a ratio starting at a maximum of 7.00:1 at September 30, 2007 and stepping down over time to 4.00:1 on March 31, 2011. Consolidated total senior secured debt is defined as our aggregate consolidated secured indebtedness less the aggregate amount of all unrestricted cash and cash equivalents.
(2)	The Total Leverage Ratio is not a financial covenant but is used to determine the applicable rate under the Senior Secured Credit Facility. The Total Leverage Ratio is calculated by dividing consolidated total debt less the aggregate amount of all unrestricted cash and cash equivalents by Consolidated EBITDA.
(3)	Our ability to incur additional debt and make certain restricted payments under the indentures governing the Senior Notes and Senior Subordinated Notes, subject to specified exceptions, is tied to a Consolidated EBITDA to fixed charges ratio of at least 2.0:1.
(4)	Fixed charges is defined in the indentures governing the Senior Notes and Senior Subordinated Notes as (i) consolidated interest expense (excluding specified items) plus consolidated capitalized interest less consolidated interest income, plus (ii) cash dividends and distributions paid on preferred stock or disqualified stock.

Inflation

Prior to 2005, inflation did not have a significant effect on us as we have been successful in mitigating the effects of inflation with cost reduction and productivity programs. Beginning 2005 and continuing into 2008, we experienced higher energy and commodity costs in production and higher fuel surcharges for product delivery. Inflation was less pronounced in 2009. Although we have no such expectation, severe increases in inflation could have an adverse impact on our business, financial condition and results of operations.

Contractual Commitments

The table below provides information on our contractual commitments as of December 27, 2009:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Long-term debt (1)	$2,895,875	$37,170	$23,705	$2,011,000	$824,000
Projected interest payments on long term debt (2)	1,077,573	195,353	417,333	383,121	81,766
Operating lease obligations	56,971	12,138	18,185	10,834	15,814
Capital lease obligations	3,326	1,061	1,784	481	—
Purchase obligations (3)	857,711	429,664	176,743	132,477	118,827
Pension and Other Postretirement benefits (4)	104,192	13,050	50,260	30,995	9,887

Total (5)	$4,995,648	$688,436	$688,010	$2,568,908	$1,050,294

(1)	Long-term debt at face value includes scheduled principal repayments and excludes interest payments.
(2)	The total projected interest payments on long-term debt are based upon borrowings and interest rates as of December 27, 2009, including the effect of interest rate swaps in place. The interest rate on variable rate debt is subject to changes beyond our control and may result in actual interest expense and payments differing from the amounts above.
(3)	The amounts indicated in this line primarily reflect future contractual payments, including certain take-or-pay arrangements entered into as part of the normal course of business. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. Purchase obligations also include trade and consumer promotion and advertising commitments. We do not believe such purchase obligations will adversely affect our liquidity position.
(4)	The funding of the defined benefit pension plan is based upon our planned 2010 cash contribution. The future years’ contributions are based upon our expectations taking into consideration the funded status of the plan at December 27, 2009.
(5)	The total excludes the liability for uncertain tax positions. We are not able to reasonably estimate the timing of the long-term payments or the amount by which the liability will increase or decrease over time. Therefore, the long-term portion of the liability is excluded from the preceding table.

Off-Balance Sheet Arrangements

As of December 27, 2009, we did not have any off-balance sheet obligations.

Accounting Policies and Pronouncements

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires the use of judgment, estimates and assumptions. We make such subjective determinations after careful consideration of our historical performance, management’s experience, current economic trends and events and information from outside sources. Inherent in this process is the possibility that actual results could differ from these estimates and assumptions for any particular period.

Our significant accounting policies are detailed in Note 2 to our consolidated financial statements for the fiscal year ended December 27, 2009. The following areas are the most important and require the most difficult, subjective judgments.

Revenue recognition. Revenue consists of sales of our food products. We recognize revenue from product sales upon shipment to our customers, at which point title and risk of loss are transferred and the selling price is fixed or determinable. Shipment completes the revenue-earning process, as an arrangement exists, delivery has occurred, the price is fixed and collectability is reasonably assured. We estimate discounts and product return allowances based upon our historical performance, management’s experience and current economic trends and record them as a reduction of sales in the same period that the revenue is recognized. Variances between historical estimates and actual results have not been significant.

Trade and consumer promotional expenses. We offer various sales incentive programs to retailers and consumers. We record consumer incentive and trade promotion costs as a reduction of revenues in the year in which we offer these programs. The recognition of expense for these programs involves the exercise of judgment related to performance and redemption estimates that we base on historical experience and other factors. Actual expenses may differ if the level of redemption rates and performance vary from estimates. We also record slotting fees, which refers to payments to retailers to obtain shelf placement for new and existing product introductions. We reduce revenues for the amount of slotting estimated to each customer in full at the time of the first shipment of the new product to that customer.

Inventories. We state inventories at the lower of average cost or market. In determining market value, we provide allowances to adjust the carrying value of our inventories to the lower of cost or net realizable value, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value. These adjustments are estimates, which could vary significantly from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Goodwill and Indefinite-lived tradenames. We evaluate the carrying amount of goodwill for impairment on an annual basis, in December, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The goodwill impairment review consists of a two-step process of first comparing the fair value of the reporting unit with its carrying value. If this fair value exceeds the carrying value, no further analysis or goodwill impairment charge is required. If the fair value is below the carrying value, the Company would proceed to the next step, which is to measure the amount of the impairment loss. The impairment loss is measured as the difference between the carrying value and implied fair value of goodwill. To measure the implied fair value goodwill we would make a hypothetical allocation of the estimated fair value of the reporting unit to the tangible and intangible assets (other than goodwill) within the respective reporting unit using the same rules for determining fair value and allocation under the authoritative guidance for business combination as we would use if it were an original purchase price allocation. If the implied fair value of the reporting unit’s goodwill is less than its carrying amount the shortfall would be charged to earnings.

In estimating the fair value or our reporting units we primarily use the income approach, which utilizes forecasted discounted cash flows to estimate the fair value. The utilization of the income approach utilizes management’s business plans and projections as the basis for expected future cash flows for five years. In addition, we make significant assumptions including regarding long-term growth rates and discounts rates. In our recent impairment tests, we forecasted cash flows for five years plus a terminal year and assumed a discount rate of 9.0%. Such cash flows for each of the five years and terminal year assume growth rates that generally average between 0% and 3.0%, which are determined based upon our expectations for each of the individual reporting units and are consistent within the industry.

The results of this test indicated that none of the reporting units were impaired. However, the Frozen Breakfast reporting unit, which has $98.5 million of goodwill allocated to it, exceeded its carrying value by only 1%. Management’s assumptions used to forecast the discounted cash flow of the Frozen Breakfast reporting unit included the exit of marginally profitable private label business and the elimination of other low profit retail items in the near term and then modest growth after that (less than 1%). We also projecting a 1% growth factor in the terminal year and that the exit of these lines will result in improved margins. An unfavorable change to any of these assumptions could result in an impairment of the Frozen Business reporting unit goodwill and, in turn, impact our consolidated financial results.

We also evaluate the carrying amount of our tradenames for impairment on an annual basis, in December, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying value. If the carrying value of a tradename exceeds its fair value at the time of the evaluation, we would charge the shortfall to earnings.

To estimate the fair value of our tradenames we primarily use an income approach, which utilizes forecasted discounted cash flows to estimate the fair value. The utilization of the income approach requires us to make significant assumptions including long-term growth rates, implied royalty rates and discount rates. In fiscal 2009, the results include a $1.3 million impairment of the Swanson tradename. In fiscal 2008, the results include an impairment of the Van de Kamp’s ($8.0 million), Mrs. Paul’s ($5.6 million), Lenders ($0.9 million) and Open Pit tradenames ($0.6 million). In fiscal 2007, the results include a $1.2 million impairment of the Open Pit tradename.

Pensions and retiree medical benefits. We provide pension and post-retirement benefits to certain employees and retirees. Determining the costs associated with such benefits depends on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, turnover rates and health care trend rates. Independent actuaries, in accordance with GAAP, perform the required calculations to determine expense. We generally accumulate actual results that differ from the actuarial assumptions and amortize such results over future periods.

Insurance reserves. We are self-insured and retain liabilities under our worker’s compensation insurance policy. We estimate the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. We base actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses—based on historical information from both us and the industry—and the projected costs to resolve these losses. Retained-insurance liabilities may differ based on new events or circumstances that might materially impact the ultimate cost to settle these losses.

Income taxes. We record income taxes based on the amounts that are refundable or payable in the current year, and we include results of any difference between generally accepted accounting principles and U.S. tax reporting that we record as deferred tax assets or liabilities. We review our deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing of income tax payments. Actual collections and payments may differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

Stock-based compensation. We use the authoritative guidance for stock compensation accounting using the modified prospective transition method to calculate stock-based compensation. The guidance requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense using the straight-line method over the requisite service periods in our Consolidated Statements of Operations.

We currently use the Black-Scholes option-pricing model as our method of valuation for stock-based awards. Since our stock is not publicly traded, the determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is based upon estimates of enterprise value as well as assumptions regarding a number of highly complex and subjective variables. The estimated enterprise value is based upon forecasted cash flows for five years plus a terminal year and an assumed discount rate. The other variables used to determine fair value of stock-based payment awards include, but are not limited to, the expected stock price volatility of a group of industry comparable companies over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable.

Because our employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of our employee stock-based awards. Although the fair value of employee stock awards is determined in accordance with the authoritative guidance for stock compensation using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Recently Issued Accounting Pronouncements

In December 2007, the FASB updated the authoritative guidance for business combinations. Under the December 2007 update, all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but the updated guidance changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. The updated guidance for business combinations is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. The authoritative guidance for business combinations amends the authoritative guidance for income tax accounting such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of updated guidance for business combinations (released in December 2007), would also apply the provisions of the updated guidance for business combinations. Early adoption is not permitted. The adoption of the updated authoritative guidance for business combinations will have an impact on our accounting for future business combinations on a prospective basis once adopted; however, the materiality of that impact cannot be determined. The accounting for the Birds Eye Acquisition was performed in accordance with this guidance.

In April 2009, the FASB updated the authoritative guidance for business combinations. The April 2009 update amends and clarifies the authoritative guidance of business combinations to address application issues associated with initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The updated authoritative guidance for business combinations is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The implementation of this standard will have an impact on our accounting for future business combinations on a prospective basis once adopted; however, the materiality of that impact cannot be determined. The accounting for the Birds Eye Acquisition was performed in accordance with this guidance.

In December 2007, the FASB issued the authoritative guidance for noncontrolling interests in consolidated financial statements. This guidance is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008, with earlier adoption prohibited. This guidance requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net earnings attributable to the noncontrolling interest will be included in consolidated net earnings on the face of the statement of operations. It also amends consolidation procedures for consistency with the requirements of the authoritative guidance for business combinations. The guidance for noncontrolling interests in consolidated financial statements also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. This guidance has not had any impact on the reporting of our financial position or the results of operations.

In March 2008, the FASB revised the authoritative guidance for derivative and hedge accounting. The guidance requires enhanced disclosures about derivative and hedging activities. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We adopted this guidance in the first quarter of 2009 and have included enhanced disclosure in Note 14.

In April 2009, the FASB updated the authoritative guidance for measuring fair value. The April 2009 update provides additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. The guidance is effective for interim and annual periods ending after June 15, 2009. We adopted the guidance during the quarter ended September 27, 2009 and it did not have a material impact on our consolidated financial position or results of operations.

In November 2008, the FASB updated the authoritative guidance for intangible assets. The November 2008 update provides guidance for accounting for defensive intangible assets subsequent to their acquisition in accordance with the authoritative guidance for business combinations and the authoritative guidance for measuring fair value by including the estimated useful life that should be assigned to such assets. The updated authoritative guidance for intangible assets is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The implementation of this guidance did not have a material impact on our consolidated financial position or results of operations.

In December 2008, the FASB issued authoritative guidance on defined benefit plans. The release provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The guidance is effective for fiscal years ending after December 15, 2009. The implementation of this guidance did not have a material impact on our consolidated financial position or results of operations and the enhanced disclosures have been included for the fiscal year ended December 27, 2009.

In April 2009, the FASB amended the authoritative guidance on financial instruments to require disclosure of the fair value of financial instruments in interim financial statements as well as annual financial statements. The adoption of this guidance will have no impact to us as we already provide these disclosures in our interim financial statements.

In April 2009, the FASB issued authoritative guidance on investment in debt securities. This guidance clarifies the interaction of the impairment factors that should be considered when applied prospectively beginning in the second quarter of 2009. Upon adoption during the quarter ended September 27, 2009, this guidance did not have a material impact on our consolidated financial position or results of operations.

In May 2009, the FASB issued guidance regarding subsequent events, which was subsequently updated in February 2010. This guidance established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this guidance set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009, and was therefore adopted by us for the second quarter 2009 reporting. The adoption did not have a significant impact on the subsequent events that we report, either through recognition or disclosure, in the consolidated financial statements. In February 2010, the FASB amended its guidance on subsequent events to remove the requirement to disclose the date through which an entity has evaluated subsequent events, alleviating conflicts with current SEC guidance. This amendment was effective immediately and we therefore removed the disclosure in this Annual Report.

In June 2009, the FASB issued the authoritative guidance for variable interest entities. This guidance clarifies the characteristics that identify a variable interest entity (VIE) and changes how a reporting entity identifies a primary beneficiary that would consolidate the VIE from a quantitative risk and rewards calculation to a qualitative approach based on which variable interest holder has controlling financial interest and the ability to direct the most significant activities that impact the VIE’s economic performance. This guidance requires the primary beneficiary assessment to be performed on a continuous basis. It also requires additional disclosures about an entity’s involvement with VIE, restrictions on the VIE’s assets and liabilities that are included in the reporting entity’s consolidated balance sheet, significant risk exposures due to the entity’s involvement with the VIE, and how its involvement with a VIE impacts the reporting entity’s consolidated financial statements. The authoritative guidance for variable interest entities is effective for fiscal years beginning after November 15, 2009. We anticipate that it will not have a material impact on our consolidated financial position or results of operations.

In June 2009, the FASB updated guidance for generally accepted accounting principles (“GAAP”). The updated guidance establishes only two levels of U.S. GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) will become the source of authoritative, nongovernmental GAAP. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. The June 2009 updated guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted this guidance in the third quarter of 2009.

In August 2009, the FASB updated the authoritative guidance for measuring the fair value of liabilities. The update provides guidance on the valuation techniques that are used in measuring the fair market value of a liability when quoted price in an active market is not available. The techniques include using the quoted price for identical or similar liabilities. Other techniques include the use of an income approach, such as present value techniques, or a market approach, such as a technique that is based on the amount at the measurement date that a reporting entity would pay to transfer the identical liability or pay to receive the identical liability. The guidance is effective for the first reporting period after issuance. We adopted this guidance in the third quarter 2009 and it did not have a material impact on our consolidated financial position or results of operations.